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Exhibit 99

FindWhat.com                                          News Release
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Public Relations Contact:                           Company Contact:
James Pearson                                       Phillip R. Thune, COO / CFO
Rubenstein Associates, Inc.                         FindWhat.com
212-843-8297                                        212-255-1500
jpearson@rubenstein.com                             pthune@findwhatcorp.com



                  FINDWHAT.COM RAISES FOURTH QUARTER ESTIMATES
            EXPECTS SEQUENTIAL REVENUE GROWTH OF 30% AND EPS OF $0.06

NEW YORK - December 4, 2001 - FINDWHAT.COM (NASDAQ: FWHT), a leading developer and marketer of performance-based advertising services for the Internet, featuring the FindWhat.com pay-for- performance search engine, today updated its financial guidance for the remainder of 2001. The Company announced that it is raising its revenue guidance for Q4 2001 to $7 million, or 30% more than its Q3 2001 revenue of $5.45 million. The Company's previous guidance for Q4 2001, issued on October 22, was $6.25 million. The Company's expectation for full year 2001 revenue is now approximately $19.5 million.

"We have seen more than a penny increase in our revenue per click-through, but what has been most encouraging is the rise in the number of click-throughs on our advertisers' listings," said Craig Pisaris- Henderson, President and CEO of FindWhat.com. "We attribute this in part to seasonality - Q4 is our strongest quarter - and to the new distribution partners we have added, as well as improved placement with some of our larger, existing distribution partners like CNET's Search.com." The Company also announced that it is raising its earnings per share guidance for the fourth quarter of 2001 from $0.05 to $0.06, an increase of approximately 50% over Q3 2001 EPS of $0.04. FindWhat.com now expects full year 2001 EPS of ($0.05). All earnings per share figures are presented on a generally accepted accounting principles (GAAP) basis, and the Q4 EPS projection assumes approximately 19 million diluted shares outstanding. FindWhat.com's loss in 2001 includes a charge of $996,382, or ($0.06) per share, related to a one-time loss on the sale of an advertising contract in March. "We actually are anticipating a 75% sequential increase in Net Income in Q4 2001, but due to our higher stock price, more of our outstanding warrants and options are counted when determining the number of diluted shares outstanding," said Phillip Thune, COO and CFO of FindWhat.com.

The Company's current estimates for 2002 are $30 million in revenue and $0.23 in EPS, which assumes 20 million diluted shares outstanding. The Company will update its 2002 guidance when it announces its Q4 2001 results.

Pisaris-Henderson concluded, "We remain enthusiastic about our long-term expectations, especially with the activity we are seeing thus far in Q4." "We maintain this enthusiasm in light of the bankruptcy proceedings of Excite.com and the sale of certain of its media assets to Infospace. Thus far in Q4, Excite.com has represented less than 10% of our revenue and year to date Excite.com has accounted for less than 6% of our total revenue. We believe we offer online advertisers some of the best tools available to efficiently attract qualified prospects to their Web sites, and we continue to focus on ways to serve them better while managing our rapid increases in revenue and profitability."

ABOUT FINDWHAT.COM
Through its performance-based, pay-for-position search engine
(www.FindWhat.com), FindWhat.com operates an online marketplace where Web publishers use an automated bidding process to determine the per-click fee they will pay for premier placement on the search results returned by the FindWhat.com search engine. These results are shown on FindWhat.com's network of distribution partners, which include Excite, Webcrawler, CNET's Search.com,



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and InfoSpace's MetaCrawler and Dogpile. The Web sites offering the highest bid for particular keywords and key phrases appear first on the list of search results distributed throughout the network. This cost-effective, pay-for-performance model allows Web publishers to pay only for those customers who click through to their sites, and increase their potential for exposure through the millions of searches distributed throughout the network per day. More information on FindWhat.com is available on the company's web site at http://www.FindWhat.com.

FORWARD LOOKING STATEMENTS
This press release, including the projections for revenue and earnings per share, contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.